Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


March 22, 1999


Ladies and Gentlemen:

We have read Item 4 of the Sequent Computer Systems, Inc. Form 8-K dated March 22, 1999 and are in agreement with the statements contained therein in so far as they relate to our firm.

Yours very truly,

PRICEWATERHOUSECOOPERS LLP